UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to §240.14a-12

COMMONWEALTH REIT

(Name of the Registrant as Specified In Its Charter)

CORVEX MANAGEMENT LP

KEITH MEISTER

RELATED FUND MANAGEMENT, LLC

RELATED REAL ESTATE RECOVERY FUND GP-A, LLC

RELATED REAL ESTATE RECOVERY FUND GP, L.P.

RELATED REAL ESTATE RECOVERY FUND, L.P.

RRERF ACQUISITION, LLC

JEFF T. BLAU

RICHARD O’TOOLE

DAVID R. JOHNSON

JAMES CORL

EDWARD GLICKMAN

PETER LINNEMAN

JIM LOZIER

KENNETH SHEA

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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This filing contains (1) a press release issued by Corvex Management LP (“Corvex”) and Related Fund Management, LLC (“Related”) on January 30, 2014 and (2) updated screenshots from the website maintained by Corvex and Related.

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CORVEX AND RELATED RELEASE DETAILED PRESENTATION OUTLINING

CASE FOR CHANGE AND OPPORTUNITY FOR SIGNIFICANT VALUE CREATION

AT COMMONWEALTH REIT

Estimate CWH’s Current NAV to be Approximately $35 Per Share Unencumbered From Current

Management, Believe CWH Could be Valued at Approximately $40 Per Share by End of 2015

Urge Shareholders to Remove the Entire CWH Board and Vote the GOLD Consent Card

New York, January 30, 2014 – Corvex Management LP and Related Fund Management, LLC, whose separately managed investment funds collectively own approximately 9.6% of the outstanding shares of CommonWealth REIT (NSYE:CWH), today released an investor presentation in connection with their consent solicitation.

The presentation outlines:

•	The clear rationale and path for the removal of the entire CommonWealth Board as a result of the abysmal performance of CWH by almost any metric over any relevant time period, 28 years of poor governance practices, and the Trustees’ desperate attempts during the last year to muzzle CommonWealth’s shareholders.

•	The financial analysis underpinning the belief that the removal of the Trustees will unlock substantial value for shareholders:

•	CWH’s current net asset value (NAV)[1] would be approximately $35 per share, 50% higher than the closing price on January 29, 2014; and

•	CWH could be valued at approximately $40 per share by end of 2015.

•	A turnaround and governance plan designed to enhance shareholder value by:

•	Electing a new Board consisting solely of truly independent Trustees;

•	Establishing best-in-class corporate governance to impose accountability;

•	Internalizing management and aligning management compensation with shareholder returns;

•	Implementing improved operating strategies to “right the ship”;

•	Removing the poison pill;

•	Ceasing all acquisition activity and dilutive capital raises until stock price exceeds its NAV; and

•	Ceasing all related party transactions not approved by a vote of disinterested shareholders.

The presentation is available at www.shareholdersforcommonwealth.com.

[1]	Represents estimate of private market value of all properties owned by CWH disclosed in 10-Q filing at 9/30/13, adjusted for recent asset sales reported in the media. Our NAV estimates reflect various assumptions concerning anticipated results that are inherently subject to significant uncertainties and contingencies. We urge you to review our full presentation at www.shareholdersforcommonwealth.com because it contains important information about our analysis and assumptions. Corvex and Related have not been given access to non-public information held by the Company in connection with arriving at these estimates.

Corvex and Related urge shareholders to vote the GOLD consent card and remove the entire Board of CommonWealth. If shareholders have any questions or require any assistance in executing their consent, they can call D.F. King & Co., Inc., at 1-800-714-3313.

About Corvex Management LP

Corvex Management LP is an investment firm headquartered in New York, New York that engages in value-based investing across the capital structure in situations with identifiable catalysts. Corvex was founded in March 2011 and follows an opportunistic approach to investing with a specific focus on equity investments, special situations and distressed securities largely in North America.

About Related Fund Management LLC

Related Fund Management, LLC is an affiliate of Related Companies, one of the most prominent privately-owned real estate firms in the United States. Formed 40 years ago, Related is a fully integrated, highly diversified industry leader with experience in virtually every aspect of development, acquisitions, management, finance, marketing and sales. Related’s existing portfolio of real estate assets, valued at over $15 billion, is made up of best-in-class mixed-use, residential, retail, office and affordable properties. For more information about Related Companies please visit www.related.com.

Additional Information Regarding the Solicitation

Corvex Management LP and Related Fund Management, LLC have filed a definitive solicitation statement with the Securities and Exchange Commission (the “SEC”) to (1) solicit consents to remove the entire board of trustees of CommonWealth REIT (the “Removal Proposal”), and (2) elect five new trustees at a special meeting of shareholders that must be promptly called in the event that the Removal Proposal is successful. Investors and security holders are urged to read the definitive solicitation statement and other relevant documents because they contain important information regarding the solicitation. The definitive solicitation statement and all other relevant documents are available, free of charge, on the SEC’s website at www.sec.gov.

Neither the issuance of this press release nor the filing thereof with the SEC, shall be deemed to be a request by Corvex or Related or any other shareholder of the Company for the Company to set a record date for the consent solicitation. In accordance with the Arbitration Panel’s November 18 Interim Award, Corvex and Related will submit a request for a record date for the consent solicitation to the Company by February 16, 2014.

For further information, contact:

Rupal Doshi

Corvex

(212) 474-6750

rdoshi@corvexcap.com

Joanna Rose

Related

(212) 801-3902

jrose@related.com

INVESTORS:

Edward McCarthy / Richard Grubaugh

D.F. King & Co., Inc.

(212) 269-5550